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                                                                      EXHIBIT 16


                        [PEAT MARWICK LLP LETTERHEAD]


   1201 Market Street       Telephone 302 425 0100       Telefax 302 858 8727
   Suite 1400
   Wilmington, DE 19801-1806




June 11, 1997


Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Laidlaw Environmental Services, Inc. (formerly Rollins Environmental Services, Inc.) and under the date of November 8, 1996, (except for the last paragraph under the footnote "Indebtedness", which is as of November 27, 1996) we reported on the consolidated financial statements of Rollins Environmental Services, Inc. and subsidiaries as of and for the years ended September 30, 1996 and 1995. On
June 4, 1997, our appointment as principal accountants was terminated. We have read Laidlaw Environmental Services, Inc.'s statements included under Item 4 of this Form 8-K dated June 11, 1997, and we agree with such statements, except that we are not in a position to agree or disagree with Laidlaw Environmental Services, Inc.'s stated reason for changing principal accountants.

Very truly yours,





KPMG Peat Marwick LLP